EXHIBIT 99.1
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             DATAWATCH APPOINTS JOHN J. HULBURT AS VICE PRESIDENT OF
                       FINANCE AND CHIEF FINANCIAL OFFICER

LOWELL, MASS. - JANUARY 11, 2005 -- Datawatch Corporation (NASDAQ: DWCH), a leading provider of report management, data transformation and service management solutions, today announced that John J. Hulburt, CPA, has been appointed Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Hulburt's appointment follows the resignation of Alan MacDougall who has served as Datawatch's CFO for the past four years. Mr. MacDougall has decided to resign for personal reasons and will assist Mr. Hulburt during a transition through March 2005.

Prior to joining Datawatch, Mr. Hulburt was Director of Audit and SEC Compliance at Bruker Biosciences Corporation, a publicly traded medical device company, a position he held since July 2003. Mr. Hulburt served as Chief Financial Officer and Treasurer of Bruker Daltonics Inc. before its merger with Bruker AXS. Mr. Hulburt is a Certified Public Accountant and from 1994 to 2000 he began his career with the accounting firms Ernst & Young LLP and Arthur Andersen LLP. During his tenure with Ernst & Young he was an integral member of the New England Assurance and Advisory Business Services, and was also a member of the Mergers and Acquisitions Practice, assisting with value-added services in both audit and M & A transactions.

Mr. Hulburt holds a Bachelor of Science degree in Business Administration from Merrimack College, and graduated Summa Cum Laude.

"Alan MacDougall has provided outstanding loyal and dedicated service to Datawatch for over 15 years. His hard work and commitment have been an example to the whole company as we have gone through a period of great change," said Robert Hagger, president and CEO of Datawatch. "We thank Alan for his contribution, and wish him well for the future. I also welcome John Hulburt to our team, and look forward to working with him as we pursue the next steps in Datawatch's growth plan. John brings to Datawatch added financial and auditing expertise, as well as valuable experience of applying the
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rules governing the Sarbanes-Oxley Act, which will contribute in an important way to the development of our business moving forward."

Commenting on his appointment, Mr. Hulburt said, "I'm impressed by the progress Datawatch made over the last few years and I'm very excited about the company's development plan. The Datawatch products are well positioned for customers that want to improve existing systems and increase productivity, without the burden of high technology costs. More and more businesses are looking to further utilize existing systems and data sources for a competitive advantage. I look forward to working with the team and participating in the bright future of Datawatch."

ABOUT DATAWATCH CORPORATION

Datawatch Corporation is a leader in business intelligence, data transformation, and IT support solutions that help organizations increase productivity, reduce costs and gain competitive advantage. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

Datawatch works with VARs, integrators, consultants and independent software vendors who sell and support Datawatch products. In addition, Datawatch works with OEM customers who embed Datawatch components and technologies in their own solutions. The corporate address for Datawatch is 175 Cabot Street, Suite 503, Lowell, MA 01854-3633; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at www.datawatch.com.

FOR PRESS INFORMATION:
DATAWATCH:  LARRY BOUCHIE, LARRY_BOUCHIE@DATAWATCH.COM, 978-275-8264